Exhibit 21.1

Champps Entertainment, Inc.
List of Subsidiaries

Champps Operating Corporation
    Champps of Maryland, Inc.
    Champps Americana, Inc.
    Champps Entertainment of Edison, Inc.
    Champps Entertainment of Texas, Inc.
    Americana Dining Corp.
    Champps of Atlantic City, Inc.